Exhibit 99.1

TESARO AND TAKEDA ENTER INTO EXCLUSIVE LICENSING AGREEMENT TO DEVELOP AND COMMERCIALIZE NOVEL CANCER THERAPY NIRAPARIB IN JAPAN

— Takeda’s Rights Include all Potential Indications for Niraparib in Japan and Rights Excluding Prostate Cancer in South Korea, Taiwan, Russia and Australia

— TESARO to Receive $100 Million Upfront Payment and is Eligible for Future Regulatory and Commercial Milestones, Plus Royalties

Waltham, MA, U.S. and Osaka, Japan — July 27, 2017 — TESARO, Inc. (NASDAQ: TSRO) and Takeda Pharmaceutical Company Limited (TSE:4502) today announced an exclusive licensing agreement for the commercialization and clinical development of niraparib, a novel poly ADP-ribose polymerase (PARP) inhibitor. This agreement includes the development of niraparib for the treatment of all tumor types in Japan, and all tumor types excluding prostate cancer in South Korea, Taiwan, Russia and Australia. Niraparib, first marketed in the U.S. in April under the brand name ZEJULA™, has quickly become the most frequently prescribed PARP inhibitor in the U.S.

Under the terms of this agreement, TESARO will receive a $100 million upfront payment and is eligible to receive additional milestone payments of up to $240 million related to the achievement of certain regulatory and commercial goals.  TESARO will also be eligible to receive from Takeda tiered royalties based on a double digit percentage of net product sales. Takeda gains exclusive commercial rights for all potential future niraparib indications in Japan, and rights excluding prostate cancer in South Korea, Taiwan, Russia and Australia. Takeda will be responsible for development of niraparib in Japan and the four specified countries, including all associated expenses. Additional terms of this agreement were not disclosed.

“The niraparib development program addresses many of the most prevalent and devastating cancers worldwide. We must continue to make new treatments available to patients and, through research, further our knowledge into the full utility of this molecule,” said Christophe Bianchi, President of Takeda Oncology.

“We are pleased to be collaborating with TESARO, a company we admire for its high caliber oncology expertise. This agreement represents another step in our goal of building Takeda’s robust portfolio in solid tumors and, more importantly, our commitment to patients living with cancer who desperately want — and need — new, innovative therapies.”

Once-daily niraparib is the first and only PARP inhibitor that has received approval for the maintenance treatment of women with recurrent ovarian cancer, regardless of BRCA mutation or biomarker status. TESARO’s development plan currently includes clinical trials of niraparib in patients with ovarian, breast, and lung cancer. Janssen Biotech has licensed rights to develop and commercialize niraparib specifically for patients with prostate cancer worldwide, except in Japan.

“TESARO is devoted to providing transformative therapies for people bravely facing cancer, and this partnership enables us to continue to globalize our mission,” said Mary Lynne Hedley, Ph.D., President and COO of TESARO. “As the largest pharmaceutical company in Japan, Takeda is recognized as a leader in oncology, and we are excited to work with the Takeda team to quickly advance niraparib for patients who are in need of new treatment options.”

Niraparib is not currently approved for use in Japan, South Korea, Russia, Taiwan or Australia.

About ZEJULA (Niraparib)

ZEJULA (niraparib) is a poly(ADP-ribose) polymerase (PARP) inhibitor indicated for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy.  In preclinical studies, ZEJULA concentrates in the tumor relative to plasma, delivering greater than 90% durable inhibition of PARP 1/2 and a persistent antitumor effect. Myelodysplastic Syndrome/Acute Myeloid Leukemia (MDS/AML), including some fatal cases, was reported in patients treated with ZEJULA. Discontinue ZEJULA if MDS/AML is confirmed.  Hematologic adverse reactions (thrombocytopenia, anemia and neutropenia), as well as cardiovascular effects (hypertension and hypertensive crisis) have been reported in patients treated with ZEJULA. Monitor complete blood counts to detect hematologic adverse reactions, as well as to detect cardiovascular disorders, during treatment.  ZEJULA can cause fetal harm and females of reproductive potential should use effective contraception. Please see full prescribing information, including additional important safety information, available at www.zejula.com.

About TESARO

TESARO is an oncology-focused biopharmaceutical company devoted to providing transformative therapies to people bravely facing cancer. For more information, visit www.tesarobio.com, and follow us on Twitter and LinkedIn.

About Takeda Pharmaceutical Company

Takeda Pharmaceutical Company Limited is a global, research and development-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its R&D efforts on oncology, gastroenterology and central nervous system therapeutic areas plus vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. New innovative products, especially in oncology and gastroenterology, as well as our presence in Emerging Markets, fuel the growth of Takeda. More than 30,000 Takeda employees are committed to improving quality of life for patients, working with our partners in health care in more than 70 countries. For more information, visit http://www.takeda.com/news.

Additional information about Takeda is available through its corporate website, www.takeda.com, and additional information about Takeda Oncology, the brand for the global oncology business unit of Takeda Pharmaceutical Company Limited, is available through its website, www.takedaoncology.com\

TESARO Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks associated with competition in the PARP market, risks related to pricing and reimbursement, risks related to manufacturing and supply, risks related to intellectual property, and other risks and uncertainties that could affect the availability or commercial potential of niraparib in Japan, South Korea, Australia, Taiwan and Russia. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2016.

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TESARO Contact	Takeda Contacts

Jennifer Davis	Japanese Media:
Vice President, Corporate Affairs &	Tsuyoshi Tada
Investor Relations	Tel: +81 (0) 3-3278-2417
781-325-1116	tsuyoshi.tada@takeda.com
jdavis@tesarobio.com

Media Outside Japan:
Shawn Goodman
+1 (617) 444-1250
shawn.goodman@takeda.com